Galena Biopharma Reports Second Quarter 2014 Results

•	Abstral® (fentanyl) sublingual tablet net revenue was $2.3 million in Q2 2014 and $4.5 million in 1H 2014.

•	U.S. license of Zuplenz® (ondansetron) oral soluble film expands portfolio to two commercial products.

•
On track to reach two significant milestones in 2H 2014: completing enrollment activities in the NeuVax™ (nelipepimut-S) Phase 3 PRESENT study in breast cancer, and initiating the Phase 2 clinical trial with GALE-401 (anagrelide CR) in essential thrombocythemia.

Portland, Oregon, August 11, 2014- Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company developing and commercializing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care, today reported its financial results for the quarter ended June 30, 2014 and provided a business update.

“With the recent acquisition of our second approved product, Zuplenz, Galena now has two commercial products and three clinical assets in development, providing our shareholders a stratified and diversified pipeline as we look to enhance cancer care and treat its often debilitating side-effects,” said Mark J. Ahn, Ph.D., President and Chief Executive Officer. “We are excited for the second half of the year as we continue to advance all of our programs. Our two, key expected milestones in clinical development are completion of enrollment activities in our international, Phase 3 NeuVax PRESENT study, and the initiation of the Phase 2 clinical trial with GALE-401. Commercially, we continue to gain traction with Abstral, and we have begun preparations for the launch of Zuplenz in early 2015.”

Galena will host a conference call today at 2:00 p.m. P.T./5:00 p.m. E.T. to discuss financial and business results. The call can be accessed by dialing (844) 825-4413 toll-free in the U.S., or (973) 638-3403 for participants outside the U.S. The Conference ID number is: 78727492. The conference call will also be webcast live and available under the Investors section/Events and Presentations on the Company's website at www.galenabiopharma.com. The archived webcast replay will be available on the Company's website for 90 days.

Second Quarter 2014 Financial Highlights

Net revenue for the three months ended June 30, 2014 was $2.3 million and $4.5 million for the first half of 2014, compared to no net revenue for the six months ended June 30, 2013. Cost of revenue and gross margin were $0.3 million and $2.0 million, respectively, for the three months ended June 30, 2014. Of the net revenue, approximately $0.9 million was attributable to an order from one of the principal customers of Galena. The timing and amount of the order could cause a corresponding reduction in orders from this customer, and in related revenue, in the third quarter of 2014.

Operating loss for the three months ended June 30, 2014 was $15.8 million, including $1.5 million in stock-based compensation charges, compared to $11.8 million, including $1.7 million in stock-based compensation charges, for the three months ended March 31, 2014, and $8.0 million, including $0.5 million in stock-based compensation charges, for the three months ended June 30, 2013.

Galena also incurs non-cash income and expense related to changes in the fair value estimates of the Company’s warrant liabilities. Non-cash expense related to the change in warrant values for the three months ended June 30, 2014 was $3.4 million compared to non-cash income of $9.8 million for the three months ended March 31, 2014, and non-cash expense of $0.5 million for the three months ended June 30, 2013.

Net loss for the three months ended June 30, 2014 was $19.9 million, or $0.17 per basic and diluted share, compared to a net loss of $2.5 million, or $0.02 per basic and diluted share, for the three months ended March 31, 2014, and a net loss of $9.6 million, or $0.11 per basic and diluted share, for the three months ended June 30, 2013.

As of June 30, 2014, Galena had cash and cash equivalents of $39.2 million, compared with $47.8 million as of December 31, 2013.

Q2 and Recent 2014 Developments

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Licensed the U.S. Rights for Zuplenz® (ondansetron) Oral Soluble Film. Zuplenz is approved by the U.S. Food and Drug Administration (FDA) in adult patients for the prevention of highly and moderately emetogenic chemotherapy-induced nausea and vomiting (CINV), radiotherapy-induced nausea and vomiting (RINV), and post-operative nausea and vomiting (PONV).  Zuplenz is also approved in pediatric patients for moderately emetogenic CINV. Zuplenz utilizes MonoSol Rx's proprietary PharmFilm® technology, an oral soluble film that dissolves on the tongue in less than thirty seconds. This rapidly dissolving, oral soluble film eliminates the burden of swallowing pills during periods of emesis and in cases of oral irritation, potentially increasing patient adherence. Galena expects to launch Zuplenz in early 2015.

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Received Notice of Allowance of Broad U.S. Patent for NeuVax™ (nelipepimut-S). Allowed claims cover the use of NeuVax alone or in combination to prevent recurrence of any HER2/neu expressing tumor having a fluorescence in situ hybridization (FISH) rating of less than about 2.0. FISH is a diagnostic test used to identify patients with high levels of HER2 gene expression, or FISH greater than 2.0. These patients are eligible for existing approved HER2-directed treatments. Currently there are no approved HER2-directed therapies for patients who express lower levels of HER2, or less than 2.0 by the FISH testing scale. The patent will cover the use of NeuVax in patients with a FISH of less then about 2.0, as a stand-alone therapy or in combination with an adjuvant and/or other agents (e.g. other drugs such as Herceptin® (trastuzumab; Genentech/Roche)). Importantly, this NeuVax patent provides Galena with coverage for any tumor expressing low-to-intermediate levels of HER2.  Once issued, the patent will expire in 2028, not including any patent term extensions.

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Completed Enrollment in GALE-301 (Folate Binding Protein (FBP)) Phase 2a Clinical Trial in Ovarian and Endometrial Cancers. The Phase 2a is an open-label trial with two arms consisting of HLA-A2 positive patients treated with the FBP peptide plus granulocyte macrophage-colony stimulating factor (GM-CSF) and an observational control group of HLA-A2 negative patients. The optimized dose of 1,000 mcg of peptide was determined from the Phase 1 trial and continued into the Phase 2a along with the addition of a booster regimen.  After an initial induction series of six vaccinations given once per month, patients will be administered booster inoculations at two subsequent 6-month intervals. The primary objectives of the trial are to measure the immune response, with secondary outcomes of time to recurrence and overall survival between treatment arms.

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Presented GALE-301 Phase 1 Preliminary Data at the American Society of Clinical Oncology (ASCO) 50th Annual Meeting. The poster entitled, "Comparison of recurrent and nonrecurrent ovarian and uterine cancer patients undergoing adjuvant folate receptor vaccine therapy," was presented during the Gynecologic Cancer General Poster Session. Data on the first 30 patients who were enrolled in the Phase 1 dose escalation trial were presented at ASCO. Of 14 control patients, 7 (50%) have recurred. Of 16 vaccinated patients, 4 (25%) have recurred after completing the primary vaccine series (PVS), 2 (12.5%) recurred prior to completing the PVS, and one patient withdrew.  The vaccine-recurrent patients displayed lower mean delayed type hypersensitivity (DTH) reactions as well as lower local reactions at every measured time point.  Of note, no recurrences have been observed in the optimal dose cohort of 1000 mcg of peptide.

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Department of Defense (DoD) grant to provide funding towards a new clinical trial with NeuVax to prevent breast cancer recurrence in high-risk HER2 3+ patients. The grant, a Breast Cancer Research Program (BCRP) Breakthrough Award, was obtained by Elizabeth A. Mittendorf, M.D., Associate Professor, Department of Surgical Oncology, The University of Texas MD Anderson Cancer Center who will oversee the investigator-sponsored trial. Galena will support the trial with study drug and funding and will have access to the research to support ongoing registrational studies. The funding will support a new clinical trial with NeuVax in combination with Herceptin to prevent breast cancer recurrence in neoadjuvant, high-risk HER2 3+ patients who fail to obtain a pathological complete response (pCR). The multi-center, prospective, randomized, single-blinded Phase 2 trial is expected to begin in 2014.

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net revenue	$2,331	$—	$4,504	$—
Costs and expenses:
Cost of revenue (excluding amortization of certain acquired intangible assets)	347	—	678	—
Research and development	8,069	5,276	14,839	10,357
Selling, general, and administrative	9,600	2,710	16,430	4,240
Amortization of certain acquired intangible assets	98	—	189	—
Total costs and expenses	18,114	7,986	32,136	14,597
Operating loss	(15,783)	(7,986)	(27,632)	(14,597)
Non-operating income (expense):
Change in fair value of warrants potentially settleable in cash	(3,353)	(518)	6,439	(5,521)
Interest income (expense), net	(314)	(186)	(628)	(181)
Other income (expense)	(491)	634	(656)	188
Total non-operating income (expense), net	(4,158)	(70)	5,155	(5,514)
Loss before income taxes	(19,941)	(8,056)	(22,477)	(20,111)
Income tax benefit	—	1,541	—	(1,221)
Net loss	$(19,941)	$(9,597)	$(22,477)	$(18,890)
Net loss per common share:
Basic and diluted net loss per share	$(0.17)	$(0.11)	$(0.19)	$(0.23)
Weighted-average common shares outstanding: basic and diluted	118,083,988	83,656,184	117,154,099	83,331,059

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2014
	(Unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$39,162	$47,787
Restricted cash	200	200
Accounts receivable	2,152	3,683
Inventories	433	386
Prepaid expenses	1,737	1,399
Total current assets	43,684	53,455
Equipment and furnishings, net	623	665
In-process research and development	12,864	12,864
Abstral rights, net	14,784	14,979
GALE-401 rights	2,315	—
Goodwill	5,898	5,898
Deposits and other assets	108	115
Total assets	$80,276	$87,976
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,036	$2,660
Accrued expenses and other current liabilities	11,789	8,667
Current maturities of capital lease obligations	6	6
Fair value of warrants potentially settleable in cash	15,506	48,965
Current portion of long-term debt	4,076	2,149
Total current liabilities	33,413	62,447
Capital lease obligations, net of current maturities	19	26
Deferred tax liability	5,053	5,053
Contingent purchase price consideration, net of current portion	7,477	6,821
Long-term debt, net of current portion	6,003	7,743
Total liabilities	51,965	82,090
Total stockholders’ equity	28,311	5,886
Total liabilities and stockholders’ equity	$80,276	$87,976

About Abstral® (fentanyl) Sublingual Tablets

Abstral® (fentanyl) Sublingual Tablets are an important treatment option for inadequately controlled breakthrough cancer pain which impacts 40%-80% of cancer patients. Abstral is approved by the U.S. Food and Drug Administration, and is a sublingual (under the tongue) fentanyl tablet indicated only for the management of breakthrough pain in patients with cancer, 18 years of age and older, who are already receiving, and who are tolerant to, opioid therapy for their persistent baseline cancer pain. The innovative Abstral formulation delivers the analgesic power and increased bioavailability of micronized fentanyl in a convenient sublingual tablet which is designed to dissolve under the tongue in seconds, provide relief of breakthrough pain within minutes, and match the duration of the pain episode. See full prescribing information at www.abstral.com.

About Zuplenz® (ondansetron) Oral Soluble Film

Zuplenz® (ondansetron) Oral Soluble Film is approved by the U.S. Food and Drug Administration (FDA) in adult patients for the prevention of highly and moderately emetogenic chemotherapy-induced nausea and vomiting (CINV), radiotherapy-induced nausea and vomiting (RINV), and post-operative nausea and vomiting (PONV). Zuplenz is also approved in pediatric patients for moderately emetogenic CINV. Nausea and vomiting are two of the most common side-effects experienced by post-surgery patients and patients receiving chemotherapy or radiation. Zuplenz utilizes the proprietary PharmFilm® technology as an oral soluble film that dissolves on the tongue in under 30 seconds.   This rapidly dissolving film eliminates the burden of swallowing pills during periods of emesis and in cases of oral irritation. Reducing this burden may increase patient adherence and reduce emergency visits and hospitalization due to a lack of patient compliance or the patient's inability to keep their treatment down without vomiting.  Zuplenz is supplied in both 4 mg and 8 mg ondansetron doses with a safety profile equivalent to other products in the class.

About NeuVax™ (nelipepimut-S)

NeuVax™ (nelipepimut-S) is the immunodominant nonapeptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast carcinoma. The nelipepimut-S sequence stimulates specific CD8+ cytotoxic T lymphocytes (CTLs) following binding to HLA-A2/A3 molecules on antigen presenting cells (APC). These activated specific CTLs recognize, neutralize and destroy, through cell lysis, HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading. Based on a successful Phase 2 trial, which achieved its primary endpoint of disease-free survival (DFS), the U.S. Food and Drug Administration (FDA) granted NeuVax a Special Protocol Assessment (SPA) for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study. The PRESENT trial is ongoing and additional information on the study can be found at www.neuvax.com. A randomized, multicenter investigator-sponsored, 300 patient Phase 2b clinical trial is also enrolling patients to study NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche).

About GALE-301 (Folate Binding Protein (FBP) vaccine)

GALE-301 (Folate Binding Protein (FBP)) cancer immunotherapy targets FBP, a well-validated therapeutic target, which is highly over-expressed in breast, ovarian and endometrial cancers. FBP is the source of immunogenic peptides that can stimulate cytotoxic T lymphocytes (CTLs) to recognize and destroy presenting FBP-expressing cancer cells. The FBP vaccine consists of the FBP peptide(s) combined with the immune adjuvant, granulocyte macrophage-colony stimulating factor (GM-CSF). GALE-301 is currently in a Phase 2 trial in ovarian and endometrial cancers.

About GALE-401 (Anagrelide CR)

GALE-401 (Anagrelide CR) contains the active ingredient anagrelide, an FDA-approved product, which has been in use since the late 1990s for the treatment of high platelet counts in patients with Myeloproliferative Neoplansms (MPNs), including Polycythemia Vera (PV), Chronic Myelogenous Leukemia (CML), and Essential Thrombocythemia (ET). GALE-401 is a reformulated, controlled release version of anagrelide that is currently only given as an immediate release (IR) version. Adverse events such as nausea, diarrhea, abdominal pain, palpitations, tachycardia, and headache with anagrelide IR are dose and plasma concentration dependent. Therefore, reducing the maximum concentration (Cmax) is expected to reduce the side effects, but preserve efficacy. In Phase 1 studies in healthy volunteers, GALE-401 was shown to significantly reduce the Cmax while preserving nearly 100% of the Area Under the Curve (AUC), or the total amount of drug absorbed by the body. Thus, GALE-401 is expected to reduce the peak plasma exposure to lessen the adverse events while maintaining effective therapeutic levels for platelet inhibition.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company developing and commercializing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our future revenue from the sale of Abstral®, planned launch of Zuplenz®. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2013 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contact:

Remy Bernarda
VP, Marketing & Communications
(503) 405-8258
rbernarda@galenabiopharma.com